NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 18, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 6, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between JAVELIN Mortgage Investment Corp. and JMI Acquisition Corporation a wholly-owned subsidiary of ARMOUR Residential REIT, Inc. which became effective on April 6, 2016, each outstanding share of Common Stock not purchased by ARMOUR in the Tender Offer will be converted into the right to receive the same cash price per share as in the Tender Offer, which was $7.18 per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 7, 2016.